Exhibit 4(k)

[IF A GLOBAL NOTE, INSERT: THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”). UNLESS AND UNTIL THIS NOTE IS EXCHANGED FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

WALMART INC.

FLOATING RATE NOTES DUE 2021

Number [ ] $[ ]	CUSIP: 931142 EH2 ISIN No.: US931142EH28

WALMART INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to [                ] or registered assigns, the principal sum of [            ] ($[                ]), [IF A GLOBAL NOTE, INSERT: except as otherwise noted on the attached Schedule of Increases or Decreases in Global Note,] on June 23, 2021, and to pay interest, computed on the basis of the actual number of days during the relevant Interest Period (as defined below) and a 360-day year, quarterly in arrears on March 23, June 23, September 23 and December 23 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment shall be made on the Business Day immediately preceding such day (each, an “Interest Payment Date”), commencing on September 23, 2018, on said principal sum in like currency, at the rate per annum determined as specified herein from June 27, 2018 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “Holder”) at the close of business on the preceding March 8, in the case of an Interest Payment Date of March 23, on the preceding June 8, in the case of an Interest Payment Date of June 23, on the preceding September 8, in the case of an Interest Payment Date of September 23, and on the preceding December 8, in the case of an Interest Payment Date of December 23 (each, a “Record Date”).

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

[The signature page of this Note follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries, each by manual or facsimile signature and under its corporate seal.

WALMART INC.

By:
Name:
Title:

[SEAL]	By:
Name: Gordon Y. Allison
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Signature Page to Global Floating Rate Note Due 2021]

WALMART INC.

FLOATING RATE NOTES DUE 2021

1. Indenture; Notes. This Note is one of a duly authorized Series of Securities of the Company designated as the “Floating Rate Notes Due 2021” (the “Notes”), initially issued in an aggregate principal amount of $750,000,000 on June 27, 2018. Such Series of Securities has been established pursuant to, and is one of an indefinite number of Series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of July 19, 2005, by and between the Company, as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of December 1, 2006, the Second Supplemental Indenture, dated as of December 19, 2014, and the Third Supplemental Indenture, dated as of June 26, 2018, in each case, by and between the Company, as Issuer, and the Trustee (the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the Holders, create and issue additional Securities ranking equally with the Notes and otherwise identical in all respects (except for the public offering price, initial interest accrual date, initial Interest Payment Date, and the issue date) so that such additional Securities shall be consolidated and form a single Series with the Notes; provided, however, that any additional Securities that are not fungible with any then outstanding Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding Notes; and provided, further, that no additional Securities of any existing or new Series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Interest Rate. The rate at which interest shall accrue and be payable on the Notes shall be a floating rate, which for each Interest Period (as defined below) shall be the Three-Month LIBOR Rate (as defined below) determined for that Interest Period plus twenty three (23) basis points (i.e.,0.230%).

The Calculation Agent (as defined below) will reset the rate of interest on the Notes for each Interest Period on the Interest Payment Date at the beginning of such Interest Period (each, an “Interest Reset Date”).

The Calculation Agent shall determine the applicable interest rate on the Notes for the succeeding Interest Period on the second London Business Day immediately preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). The Interest Determination Date for the initial applicable interest rate on the Notes was June 25, 2018.

The interest rate determined on an Interest Determination Date for the Notes (a) shall become effective on and as of the next succeeding Interest Reset Date and (b) shall be the rate at which interest is payable on the Notes for the period from and including the Interest Reset Date on which that interest rate becomes effective to, but excluding, the succeeding Interest Reset Date or maturity, as applicable (each, an “Interest Period”).

The Bank of New York Mellon Trust Company, N.A. has initially been appointed in Section 14 to act as calculation agent (together with its successors in that capacity, the “Calculation Agent”) in connection with the Notes. The Calculation Agent shall serve as the calculation agent hereunder unless and until a successor calculation agent is appointed by the Company. The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to The Bank of New York Mellon Trust Company, N.A., or any of its successors in that capacity, in the event that: (i) any acting Calculation Agent is unable or unwilling to act as the calculation agent hereunder; (ii) any acting Calculation Agent fails to establish the floating interest rate for any Interest Period; or (iii) the Company proposes to remove the Calculation Agent.

The calculations of the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Notes.

“Business Day” shall mean any day which is not a day on which banking institutions in the City of New York or the relevant place of payment are authorized or required by law, regulation or executive order to close.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Three-Month LIBOR Rate” means, with respect to any Interest Period, the London Interbank Offered Rate (“LIBOR”) for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date which appears on Reuters Page LIBOR01 (as defined below) as of 11:00 A.M., London time, on that Interest Determination Date for U.S. dollars. Except as otherwise provided in the immediately succeeding paragraph below, if on a particular Interest Determination Date, LIBOR for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediate following the Interest Determination Date does not appear on Reuters Page LIBOR01 at approximately 11:00 A.M., London time, or if Reuters Page LIBOR01 is not available on such date, LIBOR for the Interest Period commencing immediately after such Interest Determination Date will be the rate for deposits in U.S. dollar having a three-month maturity commencing on the second London Business Day immediately following the particular Interest Determination Date that appears on Bloomberg, L.P.’s page “BBAM” at 11:00 a.m., London time, on such Interest Determination Date. Except as otherwise provided in the immediately succeeding paragraph below, if the LIBOR rate for deposits in U.S. dollars having a three-month maturity cannot be determined by reference to Reuters Page LIBOR01 or Bloomberg, L.P.’s page “BBAM” on an Interest

Determination Date as described above, then the Calculation Agent will determine LIBOR as follows: (A) the Calculation Agent shall select the principal London offices of four major banks in the London interbank market and request each bank to provide its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date. Those quotes will be for deposits in U.S. dollars in a principal amount that is representative of a single transaction in U.S. dollars in the market at that time, but which principal amount shall be no less than $1 million. If at least two of those banks provide a quotation, the Calculation Agent will compute LIBOR as, and LIBOR for the relevant Interest Period shall be, the arithmetic mean of the quotations provided; (B) if fewer than two of those banks provide a quotation, the Calculation Agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the Interest Determination Date, quotations for loans in U.S. dollars having a three-month term to leading European banks, commencing on the second London Business Day immediately following the Interest Determination Date. These quotes will be for loans in a principal amount that is representative of a single transaction in the market at that time, but which principal amount shall be no less than $1 million. The Calculation Agent will compute LIBOR as, and LIBOR for the relevant Interest Period shall be, the arithmetic mean of the quotations provided; and (C) if none of the banks chosen by the Calculation Agent provides a quotation as discussed above, the rate of interest at which interest accrues on the Notes will be the interest rate in effect for the Notes for the then current Interest Period.

Notwithstanding the foregoing, if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, then the Calculation Agent will use, as a substitute for LIBOR and for each future interest determination date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the Business Day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Calculation Agent determines, following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (i) The Bank of New York Mellon Trust Company, N.A. shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Company will appoint, in its sole discretion, a new Calculation Agent to replace The Bank of New York Mellon Trust Company, N.A., solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Company, the Trustee and the Holders. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters Page LIBOR01, as determined by the Calculation Agent.

“Reuters Page LIBOR01” means the display appearing on the Thompson Reuters EIKON (or any successor service) designated as page “LIBOR01” (or any replacement page on that service or equivalent page on any successor service) and the term “BBAM” refers to the display appearing on Bloomberg L.P.’s Bloomberg Professional (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Period will be final and binding in the absence of manifest error.

The interest rate payable on the Notes shall not be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the federal laws of the United States of America.

The Calculation Agent shall promptly notify the Trustee of each determination of the interest rate applicable to the Notes, and of each Interest Period, the amount of interest expected to accrue for such Interest Period and the Interest Payment Date related to each Interest Period beginning with each Interest Reset Date, as soon as such information becomes available. The Calculation Agent shall make such information available to the Holder of this Note upon request.

Interest payments hereon will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid to but excluding the applicable Interest Payment Date.

Unless otherwise specified herein, all percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 4.526545% (or .04526545) will be rounded upward to 4.52655% (or .0452655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

3. Ranking. The Notes shall constitute the senior unsecured debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior unsecured debt obligations of the Company.

4. Payment of Overdue Amounts. The Company shall pay interest on overdue principal and overdue installments of interest, if any, from time to time, calculated on the basis of the actual days for which interest is overdue and a year of 360 days, giving effect to the actual payment date for such overdue principal and overdue installments of interest, on demand at the interest rate borne by the Notes to the extent lawful.

5. Special Mandatory Redemption. In May 2018, the Company and one of its subsidiaries entered into agreements (the “Flipkart Agreements”) with Flipkart Private Limited (“Flipkart”), the Singapore holding company of the Flipkart group, and certain shareholders of Flipkart (the “Flipkart Shareholders”), pursuant to which such subsidiary of the Company has agreed to acquire certain shares of Flipkart (the “Flipkart Acquisition”). If (i) the Flipkart Acquisition has

not been consummated on or prior to the June 7, 2019 (the “Outside Date”), (ii) the Flipkart Agreements are terminated on or prior to the Outside Date, or (iii) the Company otherwise publicly announces on or prior to the Outside Date that the Flipkart Acquisition will not be consummated, then the Company will be required to redeem all of the Notes on the Special Mandatory Redemption Date (as defined below) at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

The “Special Mandatory Redemption Date” means the 20th day (or if such day is not a Business Day, the first Business Day thereafter) after the earliest to occur of (i) the Outside Date, if the Flipkart Acquisition has not been consummated on or prior thereto, (ii) the date of termination of the Flipkart Agreements, or (iii) the date of public announcement by the Company that the Flipkart Acquisition will not be consummated.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date will be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Record Dates in accordance with the terms of the Notes and the Indenture.

The Company will cause the notice of special mandatory redemption pursuant to this Section 5 to be transmitted, with a copy to the Trustee, within five business days after the occurrence of the event triggering the special mandatory redemption pursuant to this Section 5 to each Holder at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of the outstanding Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date, the outstanding Notes will cease to bear interest.

Upon the consummation of the Flipkart Acquisition (including under circumstances in which the Company acquires less than 77 percent of the share capital of Flipkart and/or the Flipkart Agreements are amended or otherwise modified), the foregoing provisions regarding the special mandatory redemption will cease to apply.

6. Place and Method of Payment. The Company shall pay principal of and interest on the Notes at the office or agency of the Paying Agent (as defined in Section 15 hereof) in the Borough of Manhattan, The City of New York; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

7. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

8. No Sinking Fund. The Notes are not subject to a sinking fund.

9. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the Holders in certain circumstances and requiring the consent of Holders of not less than a majority in aggregate principal amount of the Notes and Securities of other Series that would be affected in certain other circumstances. However, the Indenture requires the consent of each Holder of the Notes and Securities of other Series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

10. Event of Default; Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes shall occur and be continuing, then the aggregate principal amount of the Notes of this Series may be declared by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this Series then Outstanding to be, and, in certain cases, may automatically become, immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that, in the event of such an acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of all of the Notes of this Series then Outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul such acceleration and its consequences with respect to all of the Notes.

11. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

12. Form and Denominations; Global Note; Definitive Notes. The Notes are being issued in registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are initially being issued in the form of one or more global notes (each, a “Global Note”), evidencing all or any portion of the Notes and registered in the name of The Depository Trust Company (the “Depositary”) or its nominee (including their respective successors) as Depositary under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under applicable law, and a successor depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility; (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

13. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or definitive form. At the option of the Holders, at the offices of the Registrar (as defined in Section 15 hereof), or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee and any agent of the Company or of the Trustee may deem and treat the Holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such Holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 13, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

15. Appointment of Agents. The Bank of New York Mellon Trust Company, N. A. is hereby appointed (i) the registrar (the “Registrar”) for the purpose of registering the Notes and of effecting transfers and exchanges of the Notes pursuant to the Indenture and this Note; (ii) the Paying Agent pursuant to Section 3.04 of the Indenture (the “Paying Agent”); and (iii) as the calculation agent for the purposes of determining the Three-Month LIBOR Rate for each Interest Period and the amount of interest payable under this Note to the Holder with respect to each Interest Period.

16. Notices. If the Company is required to give notice to the Holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

17. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

18. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoints

to transfer this Note on the books of Walmart Inc. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Date:

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

*    *    *    *    *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT ENT -	as joint tenants with right of survivorship and not as tenants in common

                     UNIF GIFT MIN ACT -              Custodian              under the Uniform Gifts to Minors Act

                                                                (Cust)                    (Minor)                                                                  (State)

Additional abbreviations may also be used although not in the above list.

[IF A GLOBAL NOTE, INSERT: SCHEDULE OF INCREASES OR DECREASES IN

GLOBAL NOTE]

The following increases or decreases in this Global Note have been made.

Date of Change	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee